Exhibit 10(h)(h)(h)

HP Agreement Regarding Confidential Information and Proprietary Developments1
1. Consideration and Relationship to Employment.  In return for the agreement by HP Inc. or one of its subsidiaries, successors, assigns, or affiliates (including each of their successors and assigns) (referred to collectively as, "HP" or the “Company”)  that I will be provided certain confidential and proprietary information, training, and/or customer contacts to assist me in my employment duties, and in consideration for my eligibility for a grant of performance-based equity, stock options, restricted stock units and/or other equity (“Awards”) under the Second Amended and Restated HP Inc. 2004 Stock Incentive Plan (the “Plan”), I knowingly agree to restrictions provided for below that will apply during and after my employment by HP.  I understand, however, that nothing relating to this Agreement will be interpreted as a contract or commitment whereby HP is deemed to promise continuing employment for a specified duration.  My acceptance of this Agreement may be indicated either by a manual signature or by my completion of a computer-based process that duly confirms my agreement to such terms.
2. Confidential Information.  This Agreement concerns confidential business and technical information, and know-how not generally known to the public which is acquired or produced by me in connection with my employment by HP (hereinafter "Confidential Information") as well as trade secrets acquired or produced by me in connection with my employment by HP.  Confidential Information may include, without limitation, information on HP organizations, staffing, finance, structure, information of employee performance, compensation of others that is entrusted to me in confidence in the course and scope of my employment duties, research and development, manufacturing and marketing, files, keys, certificates, passwords and other computer information, as well as information that HP receives from others under an obligation of confidentiality.  I agree to abide by the HP Confidential Information Policy and specifically agree that with regard to HP Confidential Information and trade secrets:
(a) to use such information only in the performance of HP duties;
(b) to hold such information in confidence and trust; and
(c) to use all reasonable precautions to assure that such information is not disclosed to unauthorized persons or used in an unauthorized manner, both during and after my employment with HP.
I further agree that any organizational information or staffing information learned by me in connection with my employment by HP is the Confidential Information of HP, and I
1 This Form of HP Agreement Regarding Confidential Information and Proprietary Developments is revised to comply with local law, as applicable.

agree that I will not share such information with any recruiters or any other employers, either during or subsequent to my employment with HP; further, I agree that I will not use or permit use of such as a means to recruit or solicit other HP employees away from HP (either for myself or for others).
The nondisclosure provisions of this Agreement are intended to maintain the confidentiality of the Company’s trade secrets and to prevent the use of Company Confidential Information and property to assist a competitor.  Nothing in this Agreement shall be construed to prohibit any use or disclosure of information that is protected by law, to prohibit a disclosure compelled by law, to prohibit lawful testimony, to interfere with law enforcement by a duly authorized law enforcement agency, or to prohibit the reporting of an illegal act to any duly authorized law enforcement agency or to require the prior approval of HP before making such a report.   I acknowledge notice that under the 2016 Defend Trade Secrets Act (DTSA) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that is (i) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law, or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. And, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
3. Proprietary Developments.  This Agreement also concerns inventions and discoveries (whether or not patentable), designs, works of authorship, mask works, improvements, data, processes, computer programs and software that are conceived or made by me alone or with others while I am employed by HP and that relate to the research and development or the business of HP, or that result from work performed by me for HP, or that are developed, in whole or in part, using HP's equipment, supplies, facilities or trade secrets information (hereinafter called "Proprietary Developments").  Such Proprietary Developments are the sole property of HP, and I hereby assign and transfer all rights in such Proprietary Developments to HP.  I also agree that any works of authorship that are Proprietary Developments created by me shall be deemed to be "works made for hire."  I further agree for all such Proprietary Developments:
(a) to disclose them promptly to HP;
(b) to sign any assignment document to formally perfect and confirm my assignment of title to HP;
(c) to assign any right of recovery for past damages to HP; and

(d) to execute any other documents deemed necessary by HP to obtain, record and perfect patent, copyright, mask works and/or trade secret protection in all countries, in HP's name and at HP's expense.
I understand that HP may assign and/or delegate these rights.  I agree that, if requested, my disclosure, assignment, execution and cooperation duties will be provided to the entity designated by HP.
In compliance with prevailing provisions of relevant state statutes,* this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer  or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.
4. Respect for Rights of Former Employers.  I agree to honor any valid disclosure or use restrictions on information or intellectual property known to me and received from any former employers or any other parties prior to my employment by HP.  I agree that without prior written consent of such former employers or other parties, I will not knowingly use any such information in connection with my HP work or work product, and I will not bring onto the premises of HP any such information in whatever tangible or readable form.
5. Work Product. The product of all work performed by me during and within the scope of my HP employment including, without limitation, any files, presentations, reports, documents, drawings, computer programs, devices and models, will be the sole property of HP.  I understand that HP has the sole right to use, sell, license, publish or otherwise disseminate or transfer rights in such work product.
6. HP Property. I will not remove any HP property from HP premises without HP's permission.  Upon the end of my employment with HP, I will return all HP property to HP unless HP’s written permission to keep it is obtained.  I understand that accessing HP computer systems to compete or prepare to compete with HP is unauthorized access and may expose me to civil or criminal penalties.
7. Protective Covenants.  I acknowledge that a simple agreement not to disclose or use HP’s Confidential Information, trade secrets, or Proprietary Developments after my employment by HP ends would be inadequate, standing alone, to protect HP’s legitimate business interests because the kind of activities I have agreed to avoid below would, by their nature, compromise such Confidential Information, trade secrets, and Proprietary Developments as well as the goodwill and customer relationships that HP will pay me to develop for the company during my employment by HP.  I recognize that activities that violate HP’s rights in this regard, whether or not intentional, are often undetectable by HP until it is too late to obtain any effective remedy, and that such activities will cause irreparable injury to HP.  To prevent this kind of irreparable harm and to protect HP’s trade secrets, I agree that for a period of twelve months following the end of my employment with HP, I will abide by the following Protective Covenants:
(a) No Conflicting Business Activities.  I will not provide services to a Competitor in any role or position (as an employee, consultant, or otherwise) that would involve Conflicting Business Activities; however, in the event my employment with HP is involuntary terminated by HP as a direct result of a workforce restructuring program or similar reduction in force, the restriction in this clause (paragraph 7, subpart (a)) will not apply;
(b) No Solicitation of Customers.  I will not (in person or through assistance to others) knowingly participate in soliciting or communicating with any customer of HP in pursuit of a Competing Line of Business if I either had business-related contact with that customer or received Confidential Information about that customer in the last two years of my employment at HP;
(c) No Solicitation of HP Employees.  I will not (in person or through assistance to others) knowingly participate in soliciting or communicating with an HP Employee for the purpose of persuading or helping the HP Employee to end or reduce his or her employment relationship with HP if I either worked with that HP Employee or received Confidential Information about that HP Employee in the last two years of my employment with HP; and
(d) No Solicitation of HP Suppliers.  I will not (in person or through assistance to others) knowingly participate in soliciting or communicating with an HP Supplier for the purpose of persuading or helping the HP Supplier to end or modify to HP’s detriment an existing business relationship with HP if I either worked with that HP Supplier or received Confidential Information about that HP Supplier in the last two years of my employment with HP.
As used here, “Competitor” means an individual, corporation, other business entity or separately operated business unit of an entity that engages in a Competing Line of Business. “Competing Line of Business” means a business that involves a product or service offered by anyone other than HP that would replace or compete with any product or service offered or to be offered by HP with which I had material involvement while employed by HP (unless HP and its subsidiaries are no longer engaged in or planning to engage in that line of business). “Conflicting Business Activities” means job duties or other business-related activities in the United States or in any other country where the HP business units in which I work do business, or management or supervision of such job duties or business-related activities,  if such job duties or business-related activities are the same as or similar to the job duties or business-related activities in which I participate or as to which I receive Confidential Information or  trade secrets in the last two years of my employment with HP.  I acknowledge that given the nature of my role as an executive level employee, my duties involve my having access to Confidential Information relevant to a national or larger geographic area such that Conflicting Business Activities is appropriately a nationwide or larger restriction.  “HP Employee” means an individual employed by or retained as a consultant to HP or its subsidiaries. “HP Supplier” means an individual, corporation, other business entity or separately operated business unit of an entity that regularly provides goods or services to HP or its subsidiaries, including without limitation any OEM, ODM or subcontractor.
8. Enforcement.  I make these agreements to avoid any future dispute between myself and HP regarding specific restrictions on my post-employment conduct that will be reasonable, necessary and enforceable to protect HP’s Confidential Information, trade secrets, and Proprietary Developments and other legitimate business interests.  The Protective Covenants and my entitlement to retain the benefits of any Plan Awards received or vested after execution of this Agreement shall be construed as non-severable and mutually dependent terms and as a result HP may recover such Award benefits (or their current value) from me if the Protective Covenants are found to be legally void or unenforceable in any material part.  This Agreement benefits both me and HP because, among other things, it provides finality and predictability for both me and the Company regarding enforceable boundaries on my future conduct.  For these reasons, I agree that I will not pursue any legal action to set aside or avoid application of the Protective Covenants.  This Agreement will survive the end of my employment with HP and shall, likewise, continue to apply and be valid notwithstanding any change in my duties, responsibilities, position, or title.
9. Notice of Post-Employment Activities.  If I accept a position with a Competitor at any time within twelve months following  the end of my employment with HP, I will promptly give written notice to the senior Human Resources manager for the HP business sector in which I worked, with a copy to HP’s General Counsel, and will provide HP with the information it needs about my new position to determine whether such position would likely lead to a violation of this Agreement (except that I need not provide any information that would include the Competitor’s trade secrets).  I consent to HP notifying my new employer of my rights and obligations under this Agreement.
10. Relief; Extension. I understand that if I violate this Agreement (particularly the Protective Covenants), HP will suffer irreparable harm and will be entitled to (i) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction, (ii) where permitted by law, recovery of attorneys' fees and costs incurred by HP in obtaining such relief and (iii) any other legal and equitable relief to which HP may be entitled. Injunctive relief will not exclude other remedies that might apply. For purposes of any award of fees or costs, HP shall be considered the prevailing party if it is awarded any part of the relief requested by it, either through partial enforcement, reformation of this Agreement, or otherwise.  If I am found to have violated any restrictions in the Protective Covenants, then the time period for such restrictions will be extended by one day for each day that I am found to have violated them, up to a maximum extension equal to the time period originally prescribed for the restrictions.  I acknowledge that if the Company determines that (i) I have engaged in misconduct prohibited by applicable law or any applicable policy of the Company, as in effect from time to time, or (ii) the Company is required to make recovery from me under applicable law or a Company policy adopted to comply with applicable legal requirements, then the Company may, in its sole discretion, to the extent it determines appropriate and to the extent permitted under applicable law, (a) recover from me any incentive payments (whether cash or equity) paid to me up to three years prior to the end of my employment or any time thereafter; (b) cancel my outstanding incentive awards (cash and equity) whether or not vested, and cancel any otherwise applicable future payments to me, and (c) take any other action required or permitted by applicable law; provided, however, that the Company will not, unless required or permitted by applicable law, recover amounts from a plan of non-qualified deferred compensation to the extent the recovery would result in tax penalties to Executive under Internal Revenue Code Section 409A.
11. Severability; Authority for Revision; Assignment. Except where otherwise expressly provided, the provisions of this Agreement are severable and will be separately construed. If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein will remain in full force and effect as if the provision so determined had not been contained herein. If the restrictions provided in this Agreement are deemed unenforceable as written, the parties expressly authorize the court to revise, delete, or add to such restrictions to the extent necessary to enforce the intent of the parties and to provide HP’s goodwill, Confidential Information, trade secrets, Proprietary Developments and other business interests with effective protection. If this Agreement or material restrictions provided for in this Agreement are deemed unenforceable and cannot be reformed to be enforced, then any previously existing Agreement Regarding Confidential Information and Proprietary Developments (ARCIPD) or comparable agreement containing the same or substantially similar restrictions applicable to me shall apply and shall not be deemed to have been superseded or replaced by this Agreement notwithstanding any provisions in this Agreement to the contrary. The title and paragraph headings in this Agreement are provided for convenience of reference only, and shall not be considered in determining its meaning, intent or applicability. This Agreement will automatically inure to the benefit of, and will be enforceable by, any parent, subsidiary, affiliate, successor or assign of HP that I become employed with or have material involvement with, to protect such entity’s legitimate business interests. I agree that this Agreement, including but not limited to the Protective Covenants contained in Paragraph 7 (and its subparts), may be assigned by HP to a subsequent employer, successor, or assign without the need for further authorization or agreement from me.
12. Governing Law.  The laws of the state of Delaware shall govern this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto without regard to any conflicts of laws principles to the contrary. The parties stipulate that this Agreement involves contractual rights with a value in excess of $100,000; that Delaware Code Title 6. Commerce and Trade § 2708 applies to this Agreement; and, that this Agreement is intimately related to and a part of the governance of the Company’s internal affairs and my participation in same (through, among other things, the Awards I am made eligible to receive and/or maintain vesting rights in as a consequence of this Agreement).
13. Forum and Venue.  Subject to the limitations of any mandatory arbitration obligation I may be subject to, the exclusive venue for any legal action arising from this Agreement will be a federal or state court of competent jurisdiction located in the state of Delaware.   I hereby stipulate and consent to the personal jurisdiction of such courts, and expressly waive any right to object to any such court's exercise of jurisdiction over me on grounds of convenience or otherwise.  I agree that Delaware has the most material interest of any state in the enforcement of this Agreement because it is designed to help preserve shareholder value and rights in a Delaware corporation and it is ancillary to, and a condition of eligibility for an Award governed by Delaware law.
14. Acceptance by HP. A counterpart of this Agreement has been manually executed on behalf of HP by a duly authorized officer of HP Inc. to indicate HP’s acceptance of the terms hereof and HP’s covenant to perform its obligations hereunder (including, without limitation, HP’s agreement that I will be provided certain confidential and proprietary information, training, and/or customer contacts to assist me in my duties). Such acceptance on behalf of HP is conditioned upon my reciprocal agreement to such terms.  I acknowledge the sufficiency of HP’s acceptance of the terms hereof to establish the mutual rights and responsibilities defined herein.
I have been notified that I have the right to consult legal counsel prior to signing this Agreement.
I agree that I have been given ample time to consider this Agreement (no less than 3 business days or such other period as may be required by law).